Exhibit 99.2

Ascena Retail Group, Inc.
Supplemental Fact Sheet
Investor Day – October 9, 2013

Fleet Summary

	Fiscal 2013[a]					
	Justice	Lane Bryant	maurices	dressbarn	Catherines	ascena
Store count	971	788	877	826	397	3,859
Real estate mix:						
Strip	223	370	475	592	333	1,993
Mall[b]	655	299	362	55	59	1,430
Outlet	93	119	40	179	5	436
Average selling square feet per store	3,200	4,300	4,200	6,200	3,200	4,300
Sales per selling square foot	$397	$252	$236	$189	$201	$252
Average new store investment[c] ($000)	$301	$397	$174	$279	N/A	$289

Brand P&L Summary

	Justice	Lane Bryant	maurices	dressbarn	Catherines	ascena
Net Sales ($M)	$1,407	$1,050	$918	$1,021	$319	$4,715
Comp %:						
Store	1.6%	(2.3%)	(0.2%)	(3.6%)	7.7%	(0.5%)
E-commerce	24.1%	29.9%	48.7%	61.2%	23.7%	33.0%
Total	3.3%	1.6%	2.6%	(1.9%)	9.3%	1.9%
E-commerce Penetration %	8.3%	14.4%	7.3%	4.0%	11.5%	8.7%
Gross Margin ($M)	$831	$589	$507	$556	$185	$2,668
Gross Margin %	59.1%	56.1%	55.2%	54.5%	58.0%	56.6%
Operating Income ($M)	$188	($10)	$108	$31	$17	$334
Operating Margin %	13.4%	(0.9%)	11.7%	3.0%	5.3%	7.1%

(a) Fiscal 2013 financial information is presented on an adjusted Non-GAAP basis. Refer to the Notes to Supplemental Fact Sheet for a discussion of the use of "Non-GAAP Financial Measures" and for a reconciliation of such Non-GAAP measures to the most directly comparable GAAP financial measures.
(b) Mall stores include both Mall and Lifestyle Centers.
(c) Net of allowances and includes inventory.

Forward-Looking Statements

Certain statements made within this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company's most recent Annual Report on Form 10-K and in its last filed Quarterly Report on Form 10-Q.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women, under the ***Lane Bryant, Cacique, maurices, dressbarn*** *and* ***Catherines*** *brands; and for tween girls and boys, under the* ***Justice*** *and* ***Brothers*** *brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,900 stores throughout the United States, Puerto Rico and Canada.*

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.shopjustice.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com and www.shopbrothers.com.